UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2019

TRISTATE CAPITAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-35913	20-4929029
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Oxford Centre 301 Grant Street, Suite 2700 Pittsburgh, Pennsylvania	15219 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (412) 304-0304

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	TSC	Nasdaq Global Select Market
Depositary Shares, Each Representing a 1/40th Interest in a Share of 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock	TSCAP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 under the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On May 21, 2019, TriState Capital Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Keefe, Bruyette & Woods, Inc. and Raymond James & Associates, Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company agreed to sell, and the Underwriters agreed to purchase, subject to and upon terms and conditions set forth therein, an aggregate of 2,800,000 depositary shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of 6.375% Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, no par value (the “Series B Preferred Stock”), with a liquidation preference of $1,000 per share of Series B Preferred Stock (equivalent to $25 per depositary share), which represents $70,000,000 in aggregate liquidation preference. The net proceeds to the Company from the offering are expected to be approximately $67.5 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Company has granted to the Underwriters an option, exercisable for 30 days, to purchase up to an additional 420,000 Depositary Shares, at the public offering price less the underwriting discount, to cover overallotments, if any.

The offering is being made pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-222074) and is expected to close on May 29, 2019.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The Underwriting Agreement is not intended to provide any other factual information about the Company.

Certain of the Underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for the Company and its affiliates for which they have received, and may in the future receive, customary fees and commissions.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement.

On May 22, 2019, the Company issued a press release announcing the pricing of the offering. A copy of the press release is attached hereto as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 21, 2019, by and among TriState Capital Holdings, Inc., Keefe, Bruyette & Woods, Inc. and Raymond James & Associates, Inc., as representatives of the underwriters named therein.

99.1	Press release, dated May 22, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRISTATE CAPITAL HOLDINGS, INC.

Dated: May 23, 2019	By:	/s/ James F. Getz
	Name:	James F. Getz
	Title:	Chairman, President and Chief Executive Officer